Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arrhythmia Research Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	72-0925679
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

25 Sawyer Passway
Fitchburg, Massachusetts 01420
(Address of Principal Executive Offices and Zip Code)

2001 Stock Option Plan
2003 Employee Stock Bonus Plan
(Full Title of the Plans)

David A. Garrison
Chief Financial Officer
Arrhythmia Research Technology, Inc.
25 Sawyer Passway
Fitchburg, Massachusetts 01420
(Name and Address of Agent For Service)

(978) 345-5000
(Telephone Number,Including Area Code, of Agent For Service)

Copy to:

Merritt A. Cole, Esq.
Dilworth Paxson LLP
3200 Mellon Bank Center
1735 Market Street
Philadelphia, Pennsylvania 19103-7595
(215) 575-7000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $.01 Par Value	200,000 shares (1)	$ 20.42 (2)	$ 4,084,000	$ 335.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate amount of additional shares of Common Stock, which may become issuable pursuant to the anti-dilution provisions of the 2001 Stock Option Plan are also being registered. The shares being registered consist of (a) 197,000 shares that are being registered pursuant to the 2001 Stock Option Plan; and (b) 3,000 shares that are being registered pursuant to the 2003 Employee Stock Bonus Plan.

(2)

Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on $20.42 (being the average of high and low prices of Registrant’s Common Stock as reported on the American Stock Exchange on December 12, 2003.)

         This Registration Statement relates to a total of 200,000 shares of common stock, par value $.01 per share (“Common Stock”) of Arrhythmia Research Technology, Inc. (the “Company”), consisting of (i) 197,000 shares which may be offered and sold pursuant to options granted or which may be granted under the Company’s 2001 Stock Option Plan; and (ii) 3,000 shares which may be granted under the 2003 Employee Stock Bonus Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate amount of additional shares, which may become issuable pursuant to the respective anti-dilution provisions of the 2001 Stock Option Plan (or pursuant to options granted thereunder) and the 2003 Employee Stock Bonus Plan are also being registered hereunder.

PART I

ITEM     1.       PLAN INFORMATION

The Company will send or give document(s) containing the information specified in Part I to participants as specified by Rule 428(b)(1). These documents are not required to be filed as part of this Registration Statement.

ITEM 2.

Upon written or oral request by a participant in the 2001 Stock Option Plan or the 2003 Employee Stock Bonus Plan, the Company will provide any of the documents incorporated by reference into the Section 10(a) prospectus, without charge. Any document required to be delivered to the participants pursuant to Rule 428(b) will also be delivered without charge.

PART II

ITEM      3.       INCORPORATION OF DOCUMENTS BY REFERENCE

               The following documents previously filed with the Commission by the Company are incorporated in this Registration Statement by reference:

a.	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 19, 2003.

b.	Current Report on Form 8-K filed on March 21, 2003.

c.	Definitive Proxy Statement filed on April 4, 2003.

d.	Current Report on Form 8-K filed on May 8, 2003.

e.	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 filed on May 15, 2003.

f.	Current Report on Form 8-K filed on June 27, 2003.

g.	Current Report on Form 8-K filed on August 7, 2003.

h.	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003 filed on August 13, 2003.

i.	Current Report on Form 8-K filed on October 31, 2003.

j.	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 filed on November 5, 2003.

k.	The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A filed with the SEC on February 12, 1992.

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM      4.       DESCRIPTION OF SECURITIES

          Not applicable.

ITEM      5.       INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

ITEM      6.       INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liability for certain of their acts. Section 102(b)(7) of the Delaware Corporation Law permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with specified exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s certificate of incorporation contains this provision. The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law.

        Article VI of the Company’s Amended and Restated Articles of Incorporation provides that the Company will indemnify its officers, directors and employees to the fullest extent permitted by the Delaware General Corporation Law in connection with proceedings with which any such person is involved by virtue of his or her status as an officer, director or employee. The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company.

ITEM      7.       EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM      8.       EXHIBITS

Exhibit Number	Description

4.1	Arrhythmia Research Technology, Inc. 2001 Stock Option Plan

4.2	Arrhythmia Research Technology, Inc. 2003 Employee Stock Bonus Plan

5.1	Opinion of Dilworth Paxson LLP.

23.1	Consent of BDO Seidman, LLP.

23.2*	Consent of Dilworth Paxson LLP.

24.1	Power of Attorney is contained on the signature page of this Registration Statement.

_________________

* Included in Exhibit 5.1 to this Registration Statement.

ITEM      9.       UNDERTAKINGS

a.	The undersigned Registrant will:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

b.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, State of Massachusetts, on the 18th day of December, 2003.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
By: /s/ David A. Garrison David A. Garrison Chief Financial Officer

POWER OF ATTORNEY

        Each of the undersigned officers and directors of the Registrant, Arrhythmia Research Technology, Inc., whose signature appears below, hereby appoints David A. Garrison and James E. Rouse, jointly and individually, as attorneys-in-fact for the undersigned with full power of substitution, to execute in his or her name and on behalf of such person, individually, and in each capacity stated below, this Registration Statement on Form S-8 and one or more amendments (including post-effective amendments) to this Registration Statement and any related registration statement under Rule 462(b) under the Securities Act of 1933 as the attorney-in-fact shall deem appropriate, and to file any such amendment (including exhibits thereto and other documents in connection herewith) to this Registration Statement on Form S-8 or Rule 462(b) registration statement with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James E. Rouse James E. Rouse	President, Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2003

/s/ David A. Garrison David A. Garrison	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 18, 2003

/s/ E.P. Marinos E.P. Marinos	Chairman of the Board of Directors	December 18, 2003

/s/ Russell C. Chambers Russell C. Chambers	Director	December 18, 2003

/s/ Julius Tabin Julius Tabin	Director	December 18, 2003

Paul F. Walter	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Arrhythmia Research Technology, Inc. 2001 Stock Option Plan

4.2	Arrhythmia Research Technology, Inc. 2003 Stock Bonus Plan

5.1	Opinion of Dilworth Paxson LLP.

23.1	Consent of BDO Seidman, LLP.

23.2*	Consent of Dilworth Paxson.

24	Power of Attorney is contained on the signature page of this
Registration Statement

________________________________
*Included in Exhibit 5.1 to this Registration Statement.